                                                                   Exhibit 10.27

            EMPLOYMENT AGREEMENT dated as of May 20, 1998 (the
      "Agreement") by and between The J.H. Heafner Company, Inc., a North Carolina corporation (the "Company"), and Arthur C. Soares (the "Executive").
      ----------------------------------------------------------------

                                  INTRODUCTION

            Executive was instrumental in the growth and development of Speed Merchant and its subsidiary and is expected to make significant future contributions to the profitability, growth and financial strength of the Company.

            Simultaneously with the execution of this Agreement, the Company, is purchasing 100% of the outstanding shares of capital stock of The Speed Merchant, Inc., a California corporation d/b/a the Speed Merchant and Competition Parts Warehouse ("Speed Merchant") pursuant to a Stock Purchase Agreement dated as of March 11, 1998 (the "Stock Purchase Agreement") among the Company and the stockholders of Speed Merchant (including the Executive).

            Executive and the Company have agreed that it is in their respective best interests to enter into an agreement providing for the Company's employment of Executive following the consummation of the transactions contemplated in the Stock Purchase Agreement, on the terms and subject to the conditions set forth herein.

            In consideration of (i) the purchase and sale of the shares of the Speed Merchant's outstanding capital stock from the Executive (ii) the Executive's agreement to provide the services set forth in this Agreement, and
(iii) the mutual commitments contained in this Agreement, the Company and Executive agree as follows:

            1. Effective Date. This Agreement shall be effective on the date hereof (the "Effective Date").

            2. Duties. The Company hereby agrees to employ Executive, and Executive hereby assumes such employment, as President, Western Wholesale Division of the Company for the "Term of Employment" (defined below). In this capacity, Executive shall perform such duties consistent with the duties of a senior executive of the Company as the Board of Directors of the Company (the "Board") shall from time to time determine, which duties shall, during the period beginning on the Effective Date and ending on the first-year anniversary of the Effective Date, be consistent with the intentions expressed in the Stock Purchase Agreement. The duties to be performed by Executive shall be performed primarily in California, subject to reasonable travel requirements on behalf of the Company. Executive shall devote substantially all of his working time and attention to such duties. Executive in each of these capacities agrees to use his best efforts during the Term of Employment to protect, encourage and promote the interests of the Company and its affiliates and to aid in the integration of the Company's business and operations with those of the Company and its affiliates. Executive shall report to the Chief Executive Officer of the Company or such other person as the Board may designate from time to time. As used herein, the phrase "Term of Employment" shall mean the period commencing on the Effective Date and ending on the second anniversary of the Effective Date.

            3. Compensation.

                  (a) Base Salary. During the Term of Employment, the Company agrees to pay to Executive a salary at the rate of $259,615 per annum, payable in bi-weekly installments or otherwise in accordance with the normal payroll procedures of the Company. Such annual salary shall be subject to annual review and may be adjusted upward from time to time in the sole discretion of the Board. The Executive's annual salary, including any periodic adjustments made from time to time, shall be referred to in this Agreement as "Base Salary."

                  (b) Bonuses. (i) Executive shall be entitled to receive from the Company a bonus (the "Stay Put Bonus") in the amount of $2,000,000, payable in two installments as follows: $1,250,000 on the one-year anniversary of the Effective Date and $750,000 on the two-year anniversary of the Effective Date. The Company shall pay Executive interest on the unpaid balance of the Stay Put Bonus at a rate of 8% per annum for the period from and including the Effective Date to but excluding the date payment is made under this Section 3(b)(i). Such interest payments shall be made annually at the same time as the payment of the annual installment of the Stay Put Bonus and, for purposes of this Agreement, shall constitute a part of the Stay Put Bonus.

                  (ii) Executive shall be entitled to participate in Heafner's annual executive bonus plan or any similar or successor annual bonus plan of Heafner and to receive an annual performance bonus (the "Performance Bonus") from Heafner in accordance with the terms thereof and as approved by the Board of Directors of Heafner.


                  (iii) Executive shall be entitled to a bonus (the "Incentive Bonus") during the Term of Employment as follows:

            (A) The Incentive Bonus for the 12-month period ending on the first anniversary of the Effective Date shall be in an amount to be calculated by the Company based on the formula set forth in Exhibit A, provided, that in no event shall such Incentive Bonus be less than $278,506. In the event that the formula set forth in Exhibit A yields an amount in excess of $278,506, then any Synergy Bonus payable to the Executive shall be reduced by the amount of such excess. Such bonus shall be paid in quarterly installments commencing on the date three months after the Effective Date and ending on the first-year anniversary of the Effective Date. It is understood and agreed that, if the quarterly figures necessary to calculate the Executive's Incentive Bonus for the period in which the Effective Date falls or any prior period are not yet available as of the Effective Date, the Executive's Incentive Bonus for such period shall be calculated on the basis of estimated quarterly figures and subsequent Incentive Bonus payments shall be adjusted to the extent necessary based on actual quarterly figures for the period in question.

            (B) The Incentive Bonus for the 12-month period ending on the second anniversary of the Effective Date shall be in an amount determined pursuant to a formula agreed to in advance by the Board and Executive. Such bonus shall be paid in accordance with normal bonus practices adopted by the Company from time to time.

                  (iv) On the one-year anniversary of the Effective Date, Executive may be entitled to an incentive bonus (the "Synergy Bonus") as more fully described in Exhibit B to this Agreement. Such bonus shall be paid in accordance with normal bonus payment practices adopted by the Company from time to time, but shall no in event be paid later than 30 days from and after the date of calculation. Any Synergy Bonus payable to the Executive shall be payable in cash or, at the election of the Executive, (x) in shares of common stock of Heafner having a fair market value equal to the amount of the Synergy Bonus or
(y) options or warrants to acquire the number of shares of common stock of Heafner referred to in clause (x).

                  (c) Equity Incentives. During the Term of Employment, Executive shall be eligible to participate in the J.H. Heafner Company 1997 Stock Option (the "Stock Plan") and to receive grants of options to purchase Class A Common Stock, par value $0.01 per share, of the Company. Such grants may be awarded from time to time pursuant to the Stock Plan in the sole discretion of the Compensation Committee of the Board of Directors of Heafner.

            4. Benefits. Unless Executive's employment is terminated earlier pursuant to Section 5, during the Term of Employment:

                  (a) Executive shall be eligible to participate in group health and welfare insurance programs available to senior executives of the Company with similar responsibilities from time to time.

                  (b) Executive shall be eligible to participate in life and long-term disability insurance programs, pension and retirement programs, incentive compensation programs, and other fringe benefit programs, if any, available to senior executives of the Company with similar responsibilities from time to time.

                  (c) Executive shall be entitled to four weeks vacation with pay, subject to such increases (but not decreases) as are adopted by the Company from time to time for senior executives of the Company with similar responsibilities.

                  (d) The Company will reimburse Executive for reasonable business expenses incurred in performing Executive's duties and promoting the business of the Company and its affiliates, including, but not limited to, reasonable entertainment expenses, and travel and lodging expenses, following presentation of documentation in accordance with the Company's business expense policies.

            5. Termination of Employment.

                  (a) Termination Without Cause. Notwithstanding anything to the contrary in this Agreement, whether express or implied, the Company may at any time terminate Executive's employment for any reason other than Cause (defined below) by giving Executive at least 60 days' prior written notice of the effective date of termination. In the event of such termination, Executive shall be entitled to receive (i) his Base Salary through the last day of the Term of Employment, payable in accordance with Section 3(a) above, (ii) his Stay Put Bonus through the last day of the Term of Employment, payable in accordance with
Section 3(b)(i) above, (iii) his Incentive Bonus through the 12-month period ending on the first-year anniversary of the Effective Date, payable in accordance with Section 3(b)(iii) above, (iv) his Synergy Bonus through the 12-month period ending on the first-year anniversary of the Effective Date, payable in accordance with Section 3(b)(iv) above, and (v) any accrued but unpaid Performance Bonus or Incentive Bonus in respect of a fiscal year ended prior to the effective date of termination. The Executive shall continue to be bound by provisions of Section 6 at all times during the Covenant Period (as defined in Section 6).

                  (b) Termination for Cause. The Company shall have the right to terminate Executive's employment at any time for Cause by giving Executive written notice of the effective date of termination (which effective date may be the date of such notice). For purposes of this Agreement, "Cause" shall mean (i) a proven or admitted act of fraud, misappropriation or embezzlement by the Executive that is detrimental to the Company or (ii) the Executive's conviction of or plea of guilty or nolo contendere to a felony. The Company shall have no further obligation hereunder from and after the effective date of termination for Cause (other than (i) to make payment of the Executive's Synergy Bonus through the 12-month period ending on the first-year anniversary of the Effective Date, payable in accordance with Section 3(b)(iv) above, and (ii) to make payment of any accrued but unpaid Base Salary to the effective date of termination and accrued but unpaid Performance Bonus or Incentive Bonus in respect of fiscal years ending prior to the effective date of termination). The Executive shall continue to be bound by provisions of Section 6 at all times during the Covenant Period (as defined in Section 6).

                  (c) Termination on Account of Death. In the event of Executive's death while in the employ of the Company, Executive's employment by the Company shall be deemed to have been terminated as of the date of death, and the Company shall pay to the Executive's designated beneficiaries (i) his Base Salary through the date of Executive's death, payable in accordance with Section 3(a) above, (ii) his Stay Put Bonus through the last day of the Term of Employment, (iii) his Synergy

Bonus through the 12-month period ending on the first-year anniversary of the Effective Date, payable in accordance with Section 3(b)(iv) above, and (iv) any accrued but unpaid Performance Bonus or Incentive Bonus in respect of a fiscal year ended prior to the effective date of termination.

                  (d) Voluntary Termination by Executive. Executive shall have the right to terminate Executive's employment at any time for any reason upon 60 days' written notice to the Company. In the event that Executive's employment with the Company is voluntarily terminated by Executive, the Company shall have no further obligation hereunder from and after the effective date of termination of Executive's voluntary termination (other than (i) to make payment of the Executive's Synergy Bonus through the 12-month period ending on the first-year anniversary of the Effective Date, payable in accordance with Section 3(b)(iv) above, and (ii) to make payment of any accrued but unpaid Base Salary to the effective date of termination and accrued but unpaid Performance Bonus or Incentive Bonus in respect of fiscal years ending prior to the effective date of termination). The Executive shall continue to be bound by provisions of Section 6 at all times during the Covenant Period (as defined in Section 6).

                  (e) Termination on Account of Disability. (i) During any period that Executive fails to perform his full-time duties with the Company as a result of incapacity due to physical or mental illness, he shall receive (1) all compensation payable to him under the Company's disability plan or program or other similar plan during such period until this Agreement is terminated as hereinafter provided in this Section 5(e), (2) that portion of his Base Salary equal to the positive difference between (A) his Base Salary at the rate in effect at the commencement of any such period and (B) the compensation payable to him under Section 5(e)(1) above, (3) his Stay Put Bonus, if any, payable during such period, (4) his Synergy Bonus, if any, payable during such period, and (5) payment of all accrued but unpaid Performance Bonus or Incentive Bonus in respect of fiscal years or periods ended prior to the commencement of any such period.

                  (ii) If, as a result of Executive's incapacity due to physical or mental illness (as determined in good faith by a physician acceptable to the Company and the Executive), Executive shall have been unable to perform the essential functions of his position with the Company for 90 days during any twelve (12) month period or if a physician acceptable to the Company advises the Company that it is likely that Executive will be unable to perform the essential functions of his position for 90 days during the succeeding twelve (12) month period, his employment may be terminated for "Disability" on 20 days' prior written notice by the Company to the Executive. In the event that Executive's employment shall be so terminated, the Company shall pay to Executive or to the Executive's designated beneficiaries (1) his Stay Put Bonus through the last day of the Term of Employment, payable in accordance with Section 3(b)(i) above, (2) his Synergy Bonus through the 12-month period ending on the first-year anniversary of the Effective Date, payable in accordance with Section 3(b)(iv) above, and (3) any accrued but unpaid Performance Bonus or Incentive Bonus in respect of a fiscal year ended prior to the effective date of termination. In addition, Executive shall be entitled to receive benefits under the Company's retirement, insurance, and other compensation and benefit plans and programs then in effect, in accordance with the terms of such programs. The

Executive shall continue to be bound by provisions of Section 6 at all times during the Covenant Period (as defined in Section 6).

                  (f) Termination by Executive for Good Reason. Executive shall have the right to terminate Executive's employment at any time for Good Reason by giving the Company 60 days advance written notice of the effective date of termination (which effective date may be the date of such notice). For purposes of this Agreement, "Good Reason" shall mean:

                  (i) the material breach by the Company of a material term of this Agreement and, if such breach is capable of being cured, the failure to cure such breach within 30 days of receipt of notice of such breach;

                  (ii) the Company's requiring Executive's ongoing and regular services to be performed at a location other than in Northern California, except for travel reasonably required in the performance of Executive's responsibilities;

                  (iii) the reduction by the Company of the Executive's Base Salary during the Term of Employment;

                  (iv) the modification of the position and responsibilities of the Executive in such a manner as would be inconsistent with those of a president or chief executive officer of a corporate division; or

                  (v) the inability of the Executive and the Company to agree in good faith (no more than 30 days before the first-year anniversary of the Effective Date) on an Incentive Bonus arrangement for the twelve-month period commencing on the first-year anniversary of the Effective Date that is satisfactory to the Executive.

In the event of such termination, Executive shall be entitled to receive (i) his Base Salary through the last day of the Term of Employment, payable in accordance with Section 3(a) above, (ii) his Stay Put Bonus through the last day of the Term of Employment, payable in accordance with Section 3(b)(i) above,
(iii) his Incentive Bonus through the 12-month period ending on the first-year anniversary of the Effective Date, payable in accordance with Section 3(b)(iii) above, (iv) his Synergy Bonus through the 12-month period ending on the first-year anniversary of the Effective Date, payable in accordance with Section 3(b)(iv) above, and (v) any accrued but unpaid Performance Bonus or Incentive Bonus in respect of a fiscal year ended prior to the effective date of termination. The Executive shall continue to be bound by provisions of Section 6 at all times during the Covenant Period (as defined in Section 6).

            6. Confidential Information; Non-Competition.

                  (a) Confidential Information. (i) Executive recognizes and hereby acknowledges that, as a senior executive of the Company, he will learn of, and be exposed to, confidential business information concerning the Company Group's information, ideas, know how, trade secrets, processes, computer software, methods, practices, techniques, technical plans, customer lists, pricing techniques and information, marketing plans, financial information, and all other compilations of information that relate to the Company Group's business and its current and prospective customers ("Confidential Information"). Executive recognizes and hereby acknowledges that such Confidential Information is a valuable asset of the Company Group. Executive agrees to safeguard such Confidential Information for the exclusive benefit of the Company Group and agrees that he will not disclose, distribute or publish such Confidential Information to any person, company, business or corporation, provided that Confidential Information shall not include information that is or becomes generally available to the public (other than as a result of a disclosure in violation of this Agreement by Executive or by a person who received such information from Executive in violation of this Agreement). "Company Group" means the Company, and its subsidiaries and affiliates.

                        (ii) Executive agrees that he will promptly and fully disclose to the Company all inventions, ideas, software, trade secrets or know-how (whether patentable or copyrightable or not) made or conceived by Executive (either solely or jointly with others) and all tangible work product derived therefrom (collectively, the "Ideas") during the period in which Executive is employed under this Agreement. Executive agrees that all such Ideas shall be and remain the sole and exclusive property of the Company. On the request of the Company, Executive shall, during and after the Term of Employment, without charge to the Company but at the expense of the Company, assist the Company in any reasonable way to vest in the Company title to all such Ideas, and to obtain any patents, trademarks or copyrights thereon in all countries throughout the world. In this regard, the parties shall executive and deliver any and all documents that the Company may reasonably request.

                  (b) Use of Confidential Information for Another Employer. Executive acknowledges and recognizes his possession of Confidential Information and acknowledges the highly competitive nature of business of the Company Group. Accordingly, in order further to protect the Confidential Information of the Company Group from disclosure or use, Executive agrees that, during the period commencing on the Effective Date and ending on the later of (i) the second anniversary of the Effective Date and (ii) the one-year anniversary of the effective date of termination of Executive's employment with the Company (the "Covenant Period"), he will not, for any reason whatsoever, either individually or as an officer, director, stockholder, partner, agent or principal or another business or firm, (i) directly or indirectly engage in the States of Arizona, California, New Mexico, Nevada, Oregon, Utah and Washington in any Competing Business, or (ii) assist others in engaging in any Competing Business in the manner described in clause (i). "Competing Business" means any business that is competitive with the business of the members of the Company Group (including, without limitation, the wholesale or retail tires or automotive parts businesses).

                  (c) Solicitation of Customers. Executive agrees that during the course of his employment with the Company, he will learn of and be exposed to confidential business information and trade secrets of the Company Group concerning the

Company Group's customers. Executive further agrees that, should he seek to divert, take away, or solicit any of the customers of the Company Group with respect to which he has learned and/or been exposed to such confidential information, he will of necessity make use of or disclose such confidential information, to the irreparable detriment of the Company Group. Accordingly, Executive promises that, during the Covenant Period, he will not, directly or indirectly, either for himself or for any other person, firm, company or corporation, divert, take away or solicit, or attempt to divert, take away or solicit any businesses or individuals that were customers of the Company Group during the period in which Executive was employed by the Company.

                  (d) Solicitation of Employees. Executive agrees and acknowledges that the Company Group has expended large sums in the recruitment, training and development of its employees and that the continued employment of such persons by the Company Group constitutes a substantial benefit to the Company Group. Executive further agrees and acknowledges that the business of the Company Group could be severely disrupted and injured in the event that another person, firm, company or corporation were to attempt to induce any or all of the Company Group's employees to terminate their employment with the Company Group. Accordingly, Executive promises and covenants that, during the Covenant Period, he will not, directly or indirectly, either for himself or for any other person, firm, company or corporation, contact or communicate with any employee of any member of the Company Group for the purpose of inducing or otherwise encouraging such employee to terminate his or her employment with the Company, provided, however, that this Section 6(d) shall not preclude the Executive from giving an employment reference at the request of a prospective employer of such employee.

                  (e) Acknowledgment. Executive acknowledges that he is entering into the covenants contained in this Section 6, inter alia, due to his status as a signatory to the Stock Purchase Agreement and his position, prior to the Effective Date, as a stockholder of Speed Merchant.

            7. Miscellaneous. This Agreement shall also be subject to the following provisions:

                  (a) It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although Executive and the Company consider the restrictions contained in this Agreement to be reasonable for the purposes of preserving the Company Group's goodwill and proprietary rights, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. It is expressly understood and agreed that although the Company and Executive consider the restrictions contained in Section 6 to be reasonable, if a final determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is unenforceable against Executive or Company, the provisions of this Agreement shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

                  (b) The parties acknowledge that the Company's damages at law would be an inadequate remedy for the breach by Executive of any provision of
Section 6, and agree in the event of such breach that the Company may obtain temporary and permanent injunctive relief restraining Executive from such breach, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing other remedies available at law or equity for such breach or threatened breach of Section 6 of this Agreement.

                  (c) Executive represents and warrants to the Company that he has the authorization, power and right to deliver, execute, and fully perform his obligations under this Agreement in accordance with its terms. The Company has the authorization, power and right to deliver, execute and fully perform its obligations under this Agreement in accordance with its terms.

                  (d) This Agreement contains a complete statement of all the arrangements between the parties with respect to Executive's employment by the Company; this Agreement supersedes all prior and existing negotiations and agreements concerning Executive's employment; and this Agreement can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto.

                  (e) All compensation payable hereunder shall be subject to such withholding taxes and deductions as may be required by law.

                  (f) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company, provided that the Company shall not assign this Agreement to any person or entity other than an affiliate of the Company without the prior written consent of Executive. Except as expressly provided herein, Executive may not sell, transfer, assign, or pledge any of his rights or interests pursuant to this Agreement. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party, provided that the parties agree that Heafner shall be an intended third party beneficiary of all of the provisions of this Agreement, including, without limitation, the covenants contained in Section 6 and Section 7(h).

                  (g) All notices, requests and other communications to the Company or the executive shall be in writing (including facsimile or similar writing) and shall be given,

                  if to the Executive, to:

                        Arthur C. Soares
                        16641 Harwood Road

                        Los Gatos, CA 95032
                        Facsimile:  ____________

                  with a copy to:

                        Jackson Tufts Cole & Black, LLP
                        60 South Market Street, Suite 1000
                        San Jose, CA 95110
                        Attention: Richard Scudellari
                        Facsimile: (408) 998-4889

                  if to the Company, to:

                        The Speed Merchant, Inc.
                        1140 Campbell Avenue
                        San Jose, California 95126
                        Facsimile: (408) 243-9900
                        Attention: _____________

                  with a copy to:

                        The J.H. Heafner Company, Inc.
                        814 East Main Street
                        P.O. Box 837
                        Lincolnton, North Carolina 28093-0837
                        Facsimile: (704) 732-6480
                        Attention: General Counsel

or such other address or telecopy as such party may specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the telecopy number specified in this Section 7(g) and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 7(g).

                  (h) Executive acknowledges and agrees that the Company shall be entitled, to the extent that the Company's rights of set-off contained in the Stock Purchase Agreement would be ineffective to grant to the Company the practical realization of the benefits intended to be granted thereby, to set off or to apply all or a portion of the unpaid Synergy Bonus (to the extent any remains unpaid) and then the unpaid Stay-Put Bonus against any obligations of Executive to the Company or its affiliates now or hereafter existing under
Article V of the Stock Purchase Agreement as set forth therein. In the event the Company intends to set-off any amount payable to the Executive in respect of the Synergy Bonus against any such obligations, the Company shall notify the Executive no later than the date on which such amount is payable.

                  (i) (i) No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

                  (ii) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                  (j) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

                  (k) EACH OF THE PARTIES TO THIS AGREEMENT AGREES TO BE BOUND BY THE PROVISIONS SET FORTH IN EXHIBIT C TO THIS AGREEMENT. EACH OF EXECUTIVE AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT IN SAN JOSE OR THE SUPERIOR COURT OF THE STATE OF CALIFORNIA, COUNTY OF SANTA CLARA FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS WHICH ARE NOT GOVERNED BY EXHIBIT B AND WHICH ARISE OUT OF OR RELATE TO THIS AGREEMENT, AND EACH OF EXECUTIVE AND THE COMPANY AGREES NOT TO COMMENCE ANY LEGAL PROCEEDING RELATED THERETO EXCEPT IN SUCH COURT. EACH OF EXECUTIVE AND THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT OR ANY CLAIM THAT A LEGAL PROCEEDING COMMENCED IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

                            (Signature page follows.)

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on its date.

EXECUTIVE:                                THE J. H. HEAFNER COMPANY, INC.


                                          By: /s/ J. MICHAEL GAITHER
                                              ----------------------------------
/s/ ARTHUR C. SOARES                          Name:
--------------------------------              Title:
Arthur C. Soares

                        Exhibit A to Employment Agreement

Executive           Incentive Bonus Formula(1)   Fiscal 1997 Total Compensation
---------           ------------------------     ------------------------------
Arthur C. Soares    8.5% of Net Income                      $528,506

Ray C. Barney       1.5% of Net Income                      $243,678

Elizabeth Roberts   5% of Net Income (pre-tax)              $344,180

(1) Bonuses are paid within 45 days after the end of each fiscal quarter.

                        Exhibit B to Employment Agreement

                               SYNERGY BONUS PLAN

Executive shall be entitled to be paid a Synergy Bonus pursuant to the terms set forth in this Exhibit B. For purposes of calculating Executive's Synergy Bonus, if any, targeted EBITDA of the Company shall be $6,400,000 for the 12-month period ending on the one-year anniversary of the Effective Date (the "Target Period"). The actual EBITDA calculations shall be made on a pro forma basis without giving effect to any acquisitions or dispositions of assets, stock or businesses by the Company occurring during the Target Period or to the acquisition by Phoenix of the Arizona Business (as defined in the Stock Purchase Agreement), and shall be adjusted to the extent necessary in accordance with
Section 3.11(a) of the Stock Purchase Agreement. These pro forma actual EBITDA calculations shall be subject to the approval of the Board acting in good faith. The Company shall pay to Executive the amount, if any, due to Executive as Synergy Bonus promptly upon the Company's receipt of the Company's accountant's opinion with respect to the Company's financial statements for the Target Period (but in no event later than 120 days after the end of such Target Period).

The amount of the Synergy Bonus, if any, shall be equal to (i) the sum of (A) 85 percent of 50 percent of the excess of actual EBITDA during the Target Period over targeted EBITDA plus (B) 85 percent of 50 percent of the amount of any net cost savings achieved with respect to members of the Company Group (other than the Company) during the Target Period (1) that are the identifiable result of any potential cost savings described on Schedule I attached to this Exhibit B and (2) that otherwise result from the transactions contemplated by the Stock Purchase Agreement (as determined in good faith by the Board of Directors of Heafner, which determination shall be open to good faith dispute by the Executive in accordance with the arbitration provisions contained in Exhibit C) minus (ii) the amount of any reductions made in accordance with Section 3(b)(iii)(A).

For purposes of calculating the Synergy Bonus, (x) the Company shall be accounted for on a stand-alone basis using the accounting principles applied in preparing the Closing Date Balance Sheet (as defined in the Stock Purchase Agreement) and (y) no corporate-level overhead costs incurred by Heafner shall be allocated to the Company.

"EBITDA" shall mean earnings before interest, taxes, depreciation and amortization.

                        Schedule I to Synergy Bonus Plan

List of Quantifiable Synergies:

Distribution Synergy
      1/wk vs daily delivery for Winston
            Reduction of Winston Inventory - Cost of Money
      Elimination of Winston Distribution Centers
      Elimination of Winston Wholesale Division

Purchasing Synergy
      Tires, Wheels, Auto Parts, Equipment

Other Synergy
      Performance Software Opportunities (Wheel Wizard)

                                                                       EXHIBIT C
                                                         TO EMPLOYMENT AGREEMENT

                          DISPUTE RESOLUTION PROCEDURE

            1. Scope of Arbitration. The parties to the Employment Agreement will submit to final and binding arbitration as the sole and exclusive remedy for all claims for damages arising out of, involving, or relating to (a) the Employment Agreement or any amendment thereto or (b) the events giving rise to the Employment Agreement, including any and all non-contractual claims for damages related to the Employment Agreement or the events giving rise to it (including claims for fraudulent inducement of contract). Notwithstanding the foregoing, the dispute resolution procedure set forth in this Exhibit B does not apply to claims for injunctive or other equitable relief pursuant to the express terms of the Employment Agreement or any other agreement entered into in connection with the Employment Agreement.

            2. Notice of Dispute. Any party shall give the other parties written notice of the existence and nature of any dispute proposed to be arbitrated pursuant to this Exhibit B (the "Written Notice"). Such Written Notice must be served on the other parties as described below. The party serving Written Notice shall be referred to as the "Claiming Party." The party to whom the claims are directed shall be referred to as the "Responding Party."

            3. Appointment of Arbitrators. Each party shall appoint one person to serve as an arbitrator within seven days of receipt of the Written Notice. The two arbitrators thus appointed shall within seven days of their appointment together select a third arbitrator with such knowledge and expertise as necessary to serve as chairman of the panel of arbitrators, and this person shall serve as chairman. The three arbitrators shall determine all matters, including the panel's final decision with respect to the claims presented in the arbitration, by majority vote. If the two arbitrators selected by the parties are unable to agree upon the appointment of the third arbitrator within seven days of their appointment, both shall give written notice of such failure to agree to the parties, and if the parties fail to agree upon the selection of such third arbitrator within five days thereafter, such third arbitrator shall be appointed from, and pursuant to the rules for commercial arbitration of, the American Arbitration Association. Prior to appointment, each arbitrator shall agree to conduct such arbitration in strict accordance with the terms of this Exhibit B.

            4. Initial Meeting of the Arbitrators. Within seven days of the selection of the third arbitrator, the arbitrators shall conduct an initial meeting with the parties (the "Initial Meeting"). All meetings between the arbitrators, or between the arbitrators and the parties, including the Initial Meeting, may be conducted by telephone, with the exception of the arbitration hearing at which evidence is presented. At the Initial Meeting, the parties and the arbitrators shall agree upon a schedule for the arbitration proceedings, with dates no later than the deadlines provided in Section 7 below. The statement of claim, the response to the statement of claim and counterclaims (if any), and the response to the counterclaims (if any) (collectively, the "Pleadings") shall be submitted to each arbitrator on the date they are served, unless service occurs prior to appointment of all three arbitrators. If service of any of the Pleadings occurs prior to the appointment of any of the arbitrators, copies of any such Pleadings shall be submitted to such arbitrator promptly after such arbitrator's appointment.

            5. Conduct of the Arbitration. No more than eleven months shall pass between the selection of the third arbitrator and the release of a decision by the arbitration panel. Any arbitration held pursuant to this Exhibit B shall take place in New York City, New York. The law of the State of New York shall supply the substantive law of the arbitration proceedings, and any claims or counterclaims alleged pursuant to federal law shall be adjudicated as if pled in a federal court in New York. All proceedings, including discovery, depositions, and the arbitration hearings shall be governed by the Federal Rules of Civil Procedure and the Civil Rules of the United States District Court for the Southern District of New York, unless such rules conflict with the provisions of this Exhibit B, in which case the provisions of this Exhibit B control.

            6. Motions. The parties may make applications to the panel of arbitrators regarding issues of discovery, procedure and privilege. Any such motions shall be made to and resolved by the arbitrators as soon as practicable. No party shall be permitted to file any motions for dismissal of claims (including dismissal based upon failure to join an indispensable party), or for summary judgment, concerning the claims or counterclaims asserted in any arbitration under this Exhibit B.

            7. Schedule of Arbitration Proceedings. At the Initial Meeting, the parties and the arbitrators shall agree to a schedule that conforms with the following deadlines:

      Event                          Deadline Not Later Than
      -----                          -----------------------
      Service of a statement of      Seven days after service of the Written
      claim by the Claiming Party    Notice

      Service of response to the     14 days after receipt of the statement of
      statement of claim and         claim
      counterclaims (if any) by
      the Responding Party

      Service of response to         Seven days after receipt of counterclaims
      counterclaims (if any) by      (if any)
      the Claiming Party

      Commencement of document       One day after service of response to the
      discovery                      statement of claim

      Commencement of deposition     75 days after service of the statement of
      discovery                      claim


      Completion of all discovery    200 days after service of the statement of
                                     claim

      Commencement of the            28 days after completion of discovery
      arbitration hearing

      Issuance of a decision by      14 days after receipt of the last hearing
      the arbitrators                transcript by the arbitrators. All sessions
                                     of the arbitration hearings shall be
                                     promptly transcribed and transcripts shall
                                     be promptly provided to the parties and the
                                     arbitrators.

            8. Decision Binding on the Parties. Unless the parties agree otherwise in writing, the arbitrators' decision shall become binding on the parties at such time as the decision is confirmed by order of the Supreme Court of the State of New York, County of New York. The parties hereby irrevocably and unconditionally submit to the jurisdiction of such court for any and all proceedings relating to such confirmation. Any award ordered shall be paid within 10 days of confirmation of the arbitrators' decision.

            9. Cost of Arbitration Proceeding. Except as provided herein, the costs incurred by the parties in conjunction with an arbitration proceeding pursuant to this Exhibit B, including attorney's fees, fees paid to experts, and fees for obtaining transcripts shall be paid or reimbursed in accordance with the provisions of Article V of the Employment Agreement. In the event that the arbitrators determine that no party is entitled to indemnification by any other party, then (a) each party shall pay its own expenses, including attorney's fees, fees paid to experts, fees for obtaining transcripts, expenses of witnesses called solely by that party, and all fees charged by the arbitrator appointed by such party and (b) the parties shall each pay fifty percent of all remaining expenses of the arbitration proceeding.

            10. Extensions of Time. The parties may jointly agree, in writing, to extend any of the deadlines set forth in Section 7 above.

            11. Service of Documents. Any process, notice, memorandum, motion, demand, or other paper or communication, or application to the panel of arbitrators shall be deemed to have been sufficiently served or submitted if (a) personally delivered, or (b) sent by a nationally recognized overnight courier service.